EXHIBIT 99.4

Management’s Discussion and Analysis of Financial Condition and Results of Operations of WageWorks, Inc. for the three months ended March 31, 2019 and 2018

This management’s discussion and analysis provides a review of the results of operations, financial condition and liquidity and capital resources of WageWorks, Inc. (“WageWorks”, “we”, “us”, “our” or the “Company” refer to WageWorks, Inc. and its wholly owned subsidiaries) and outlines the factors that have affected recent results, as well as those factors that may affect future results. Our actual results in the future may differ materially from those anticipated in these forward looking statements as a result of many factors, including those set forth under “Risk Factors,” “Forward Looking Statements” and elsewhere in WageWorks’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019. The following discussion should be read in conjunction with WageWorks’s unaudited condensed consolidated financial statements and related notes appearing in Exhibit 99.2 to this Current Report on Form 8-K, as well as management’s discussion and analysis and consolidated financial statements for the year ended December 31, 2018 included in Exhibits 99.3 and 99.1, respectively, to this Current Report on Form 8-K.

Overview

We are a leader in administering Consumer-Directed Benefits (“CDBs”), which empower employees to lower their healthcare related expenditures while also providing corporate tax advantages for employers. We are solely dedicated to administering CDBs, including pre-tax spending accounts such as Health Savings Accounts (“HSAs”), health and dependent care Flexible Spending Accounts (“FSAs”), Health Reimbursement Arrangements (“HRAs”), as well as Commuter Benefit Services, including transit and parking programs, wellness programs, Consolidated Omnibus Budget Reconciliation Act (“COBRA”), and other employee benefits in the United States.

We deliver CDB programs through a highly scalable delivery model that employer clients and their employee participants may access through a standard web browser on any internet-enabled device, including computers, smart phones, and other mobile devices such as tablet computers. Our on-demand delivery model eliminates the need for our employer clients to install and maintain hardware and software in order to support CDB programs and enables us to rapidly implement product enhancements across our entire user base.

Our CDB programs assist employees and their families in saving money by using pre-tax dollars to pay for certain portions of their healthcare, dependent care, and commuter expenses. Employers financially benefit from our programs through reduced payroll taxes, the benefits of which are realized even after factoring in our fees. Under the FSA, HSA, and commuter programs, employee participants contribute funds from their pre-tax income to pay for qualified out-of-pocket healthcare expenses, not fully covered by insurance, such as co-pays, deductibles, and over-the-counter medical products or for commuting costs.

Our services are priced based on the estimated number and types of claims, whether payment processing and client support activities will be provided within or outside of the United States, the estimated number of calls to our customer support center, and any specific client requirements. In addition, we derive a portion of our revenues from interchange fees that we receive when employee participants use the prepaid debit cards we provide to them for healthcare and commuter expenses.

Results of Operations

Revenues

Revenue and changes in revenue by product for the three months ended March 31, 2019 and 2018 were as follows:

	Three Months Ended March 31,		$	%
(In thousands except percentage)	2019	2018	Change	Change
Revenues:
Healthcare	$71,974	$75,256	$(3,282)	(4)%
COBRA	23,589	28,835	(5,246)	(18)%
Commuter	19,340	18,878	462	2%
Other	3,322	3,671	(349)	(10)%
Total revenues	$118,225	$126,640	$(8,415)	(7)%

Healthcare Revenue

We derive our healthcare revenue from the service fees paid by our employer clients for the administration services we provide in connection with their employee participants’ FSAs, HRAs, and HSAs. We also earn interchange revenue paid by financial institutions related to transaction fees on debit cards used by employee participants in connection with all of our healthcare programs and through our wholesale card program and revenue from self-service plan kits called Premium Only Plan kits, or POP revenue.

Healthcare revenue decreased by $3.3 million, or 4% for the three months ended March 31, 2019, as compared to the same period in 2018, primarily due to (FSA) ADP portfolio attrition.

COBRA Revenue

COBRA revenue is derived from administration services we provide to employer clients for continuation of coverage for participants who are no longer eligible for the employer’s health benefits, such as medical, dental, and vision, and for the continued administration of the employee participants’ HRAs and certain healthcare FSAs.

COBRA revenue decreased by $5.2 million, or 18% for the three months ended March 31, 2019, as compared to the same period in 2018. The decrease was primarily due to ADP portfolio attrition, the termination of the Alight partnership, and generally lower COBRA activity.

Commuter Revenue

We derive our commuter revenue from monthly service fees paid by our employer clients, interchange revenue paid by financial institutions related to transaction fees on debit cards used by employee participants in connection with our commuter solutions, and commissions from the sale of transit passes used in our commuter solutions which we purchase from various transit agencies on behalf of employee participants.

Commuter revenue increased by $0.5 million, or 2% for the three months ended March 31, 2019, as compared to the same period in 2018. The increases were primarily due to increased participants.

Other Revenue

Other revenue includes enrollment and eligibility services, employee account administration (i.e., tuition and health club reimbursements), project-related professional fees and other program incentives.

Other revenue decreased by $0.3 million or 10% for the three months ended March 31, 2019, as compared to the same period in 2018. The decrease was primarily due to a decrease in Direct Bill participants.

Cost of Revenues

	Three Months Ended March 31,		$	%
(In thousands except percentage)	2019	2018	Change	Change
Cost of revenues (excluding amortization of internal use software)	$39,258	$45,242	$(5,984)	(13)%
Percentage of revenue	33%	36%

Cost of revenues consist of direct expenses for claims processing, product support, and customer service personnel, outsourced and temporary labor, check/ACH payment processing services, debit card processing services, shipping and handling, passes, and employee participant communications.

Cost of revenues decreased by $6.0 million or 13% for the three months ended March 31, 2019, as compared to the same period in 2018. The decreases were primarily due to lower outsourced services & printing and fulfillment costs, as well as lower stock-based compensation expense due to the suspension of stock award grants, partially offset by higher Technology costs.

Cost of revenues will continue to be affected by our portfolio purchases, acquisitions and channel partner arrangements. Prior to migrating to our proprietary technology platforms, new portfolios often operate with higher service delivery costs that result in increased cost of revenues until we are able to complete the migration process, which is targeted to occur within 12 to 24 months of the portfolio acquisition date.

Operating Expenses

Technology and Development

	Three Months Ended March 31,		$	%
(In thousands except percentage)	2019	2018	Change	Change
Technology and development	$16,340	$13,033	$3,307	25%
Percentage of revenue	14%	10%

Technology and development expenses consist of personnel and related expenses, outsourced programming services, on-demand technology infrastructure, and expenses associated with equipment and software development and licenses.

Technology and development expenses increased by $3.3 million, or 25% for the three months ended March 31, 2019, as compared to the same period in 2018. The increase was primarily due to increased outside services, technology, and depreciation.

We intend to continue enhancing the functionality of our software platform as part of our continuous effort to improve our employer client and employee participant experience and to maintain and enhance our control and compliance environment. The timing of development and enhancement projects, including the nature of expenditures as well as the phase of the project that could require capitalization or expense treatment, will significantly affect our technology and development expense both in dollar amount and as a percentage of revenues.

Sales and Marketing

	Three Months Ended March 31,		$	%
(In thousands except percentage)	2019	2018	Change	Change
Sales and marketing	$18,331	$18,338	$(7)	—%
Percentage of revenue	16%	14%

Sales and marketing expenses consist primarily of compensation and related expenses for our sales, client services, and marketing staff, including sales commissions for our direct sales force and external agent/broker commission expense, as well as communication, promotional, public relations, and other marketing expenses.

Sales and marketing expenses were consistent for the three months ended March 31, 2019, as compared to the same period in 2018.

We will continue to invest in sales, client services, and marketing by hiring additional personnel and continuing to build our broker and channel relationships. We will also promote our brand through a variety of marketing and public relations activities. As a result, we expect our sales and marketing expenses to increase in future periods.

General and Administrative

	Three Months Ended March 31,		$	%
(In thousands except percentage)	2019	2018	Change	Change
General and administrative	$27,909	$25,249	$2,660	11%
Percentage of revenue	24%	20%

General and administrative expenses include personnel and related expenses and professional fees incurred by our executive, finance, legal, human resources, and facilities departments.

General and administrative expenses increased by $2.7 million or 11% for the three months ended March 31, 2019, as compared to the same period in 2018. The increase was primarily due to higher professional fees attributed to excess restatement and audit related costs partially offset by lower stock-based compensation expense due to the suspension of stock award grants.

We expect that general and administrative expenses will continue to increase in absolute dollars in order to support our continued growth as we expand general and administrative headcount.

Amortization

	Three Months Ended March 31,		$	%
(In thousands except percentage)	2019	2018	Change	Change
Amortization	$10,851	$9,991	$860	9%
Percentage of revenue	9%	8%

Our amortization consists of two components: amortization of internal use software and amortization of acquired intangible assets. We capitalize our software development costs related to the development and enhancement of our business solutions. When the technology is available for its intended use, the capitalized costs are amortized over the technology’s estimated useful life, which is generally four years. Acquisition-related intangible assets are also amortized over their estimated useful lives.

Amortization increased by $0.9 million or 9% for the three months ended March 31, 2019 as compared to the same periods in 2018. The increase was primarily driven by an increase in amortization resulting from internal use software due to increased investment in software development projects.

Other Income (Expense), net

	Three Months Ended March 31,		$	%
(In thousands except percentage)	2019	2018	Change	Change
Interest and other income, net	$2,649	$1,266	$1,383	109%
Interest expense	$(2,709)	$(2,182)	$(527)	24%

Interest and other income increased by $1.4 million or 109% for the three months ended March 31, 2019. The increase was primarily due to an optimization of cash management and investment practices.

Interest expense increased by $0.5 million or 24% for the three months ended March 31, 2019 as compared to the same period in 2018. The increase in interest expense was primarily due to an increase in interest rates.

Income Taxes

	Three Months Ended March 31,		$	%
(In thousands except percentage)	2019	2018	Change	Change
Income before income taxes	$5,476	$13,871
Income tax benefit (provision)	$(1,419)	$(2,852)	$1,433	(50)%
Effective tax rate	26%	21%

Income tax provision decreased by $1.4 million or 50% for the three months ended March 31, 2019, as compared to the same period in 2018. The decrease in the income tax provision for the three months ended March 31, 2019 as compared to the same period in 2018 is primarily a result of the tax effect from the reduction of income before tax offset by the impact of increase in the effective tax rate due to increase in state income taxes.

Liquidity and Capital Resources

As of March 31, 2019, our principal sources of liquidity were cash and cash equivalents totaling $782.8 million and short-term investments totaling $183.6 million comprised primarily of funding by clients of amounts to be paid on behalf of employee participants, as well as other cash flows from operating activities.

We believe that our existing cash and cash equivalents, short-term investments, and the available credit from our revolving credit facility will be sufficient to meet our working capital, debt, and capital expenditures, as well as anticipated cash requirements for potential future portfolio purchases over at least the next 12 months. We have historically been able to fulfill our obligations as incurred and expect to continue to fulfill our obligations in the future. Our expectation is based on our current and anticipated client retention rates and our continuing funding model in which the vast majority of our enterprise clients provide us with prefunds as more fully described below under “Prefunds”. To the extent these current and anticipated future sources of liquidity are insufficient to fund our future business activities and requirements, including any potential portfolio purchases, we may need to raise additional funds through public or private equity or debt financing. We cannot provide assurance that we will be able to raise additional funds on favorable terms, if at all.

Prefunds

Under our contracts with the vast majority of our employer clients, we receive prefunds that have been and are expected to continue to be a significant source of cash flows from operating activities. Our client contracts do not contain restrictions on our use of client prefunds and, as a result, each prefund is reflected in cash and cash equivalents on our consolidated balance sheet with an equivalent customer obligation recorded as a liability as the prefund is received. Changes in these prefunds and the corresponding customer obligations are reflected in our cash flows from operating activities. The timing of when employer clients make their prefunds as well as the timing of when we make payments on behalf of employee participants can significantly affect our cash flows.

The operation of these prefunds for our employer clients throughout the year typically is as follows: at the beginning of a plan year, these employer clients provide us with prefunds for their FSA and HRA programs based on a percentage of projected spending by the employee participants for the plan year and other factors. In the case of our commuter program, at the beginning of each month we receive prefunds based on the employee participants’ monthly elections. These prefunds are typically replenished on a weekly basis by our FSA and HRA employer clients and on a monthly basis by our commuter employer clients, in each case, the replenishment occurs after we have advanced the funds necessary to process employee participants’ FSA and HRA claims as they are submitted to us and to pay vendors relating to our commuter programs. As a result, our cash balances can vary significantly depending upon the timing of invoicing and the date payment is received from our employer clients for reimbursement of payments we have made on behalf of employee participants.

Revolving Credit Facility (Credit Agreement)

On April 4, 2017, we entered into a Second Amended and Restated Credit Agreement (the “Credit Agreement”) with MUFG Union Bank, N.A., as administrative agent (“Agent”). The Credit Agreement amends and restates our existing Amended and Restated Credit Agreement, and increased our borrowing capacity under the revolving credit facility to $400.0 million, with a $15.0 million letter of credit sub-facility. The Credit Agreement contains an increase option permitting us, subject to certain conditions and requirements, to arrange with existing lenders and/or new lenders to provide up to an aggregate of $100.0 million in additional commitments. Loan proceeds may be used for general corporate purposes, including acquisitions permitted under the Credit Agreement. We may prepay loans under the Credit Agreement in whole or in part at any time without premium or penalty. The fees incurred in connection with this Credit Agreement are classified as a direct deduction from long-term debt in the condensed consolidated balance sheets. The Second Amended Credit Agreement contains financial and non-financial covenants including debt ratio and interest coverage ratio requirements. The Company is currently in compliance with all the covenants under the credit facility.

In the first quarter of 2019, we entered into a Third Reporting Extension Agreement and paid the Agent $0.1 million to extend the delivery date of the 2018 Annual Report on Form 10-K to May 10, 2019. In the second quarter of 2019, we entered into a Fourth Reporting Extension Agreement and paid the Agent $0.1 million to extend the delivery date of the 2018 Annual Report on Form 10-K to May 31, 2019. The fees incurred were added to loan financing fees to be amortized to interest expense over the remaining life of the loan.

As of March 31, 2019, we had $187.0 million outstanding under the revolving credit facility and $210.0 million unused revolving credit facility still available to borrow under the Credit Agreement. As of March 31, 2019, the interest rate applicable to the revolving credit facility was 3.99% per annum.

Cash Flows

The following table presents information regarding our cash flow activities:

	Three Months Ended March 31,
(in thousands)	2019	2018	$ Change
Net cash used in operating activities	$(90,188)	$(16,874)	$(73,314)
Net cash provided by (used in) investing activities	34,676	(73,102)	107,778
Net cash (used in) provided by financing activities	(60,148)	1,972	(62,120)
Net change in cash and cash equivalents, unrestricted and restricted	$(115,660)	$(88,004)	$(27,656)

Cash Flows from Operating Activities

Net cash used in operating activities increased for the three months ended March 31, 2019 as compared to the same period of 2018 by $73.3 million. The increase in cash used in operating activities for the three months ended March 31, 2019 was primarily due to changes in working capital largely driven by timing of prefunding and employer client payments.

Cash Flows from Investing Activities

Net cash provided by investing activities was $34.7 million for the three months ended March 31, 2019, primarily due to $39.1 million of net proceeds from sales and purchases of investments, offset by $4.4 million of investment in capital expenditures.

Net cash used in investing activities was $73.1 million for the three months ended March 31, 2018, primarily due to $65.4 million net purchases of investments and $7.6 million of investment in capital expenditures.

Cash Flows from Financing Activities

Net cash used in financing activities was $60.1 million for the three months ended March 31, 2019, primarily due to a repayment of debt principal in the amount of $60.0 million.

Net cash provided by financing activities was $2.0 million for the three months ended March 31, 2018 which consisted of approximately $2.3 million in proceeds from exercises of stock options and sale of stock under the 2012 Employee Stock Purchase Plan, partially offset by a $0.2 million payment of taxes related to net share settlement of stock-based compensation arrangements.

Contractual Obligations

There were no material changes, outside of the ordinary course of business, in our contractual obligations from those disclosed in our Annual Report on Form 10-K for the year ended December 31, 2018.

Critical Accounting Policies and Significant Management Estimates

There have been no material changes to the Company’s critical accounting estimates during the three months ended March 31, 2019. Other than the adoption of ASU 2016-02, “Leases (Topic 842)”, there have been no material changes to the Company’s critical accounting policies during the three months ended March 31, 2019 compared to the policies disclosed in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Annual Report on Form 10-K for the year ended December 31, 2018.

Off-Balance Sheet Arrangements

Other than outstanding letters of credit issued under our revolving credit facility, we do not have any off-balance sheet arrangements. The majority of the standby letters of credit expire in one year. However, in the ordinary course of business, we will continue to renew or modify the terms of the letters of credit to support business requirements. The letters of credit are contingent liabilities, supported by our revolving credit facility, and are not reflected on our condensed consolidated balance sheets.